January 3, 2012

Thomas P. Rosato
c/o Fortress International Group, Inc.
7226 Lee DeForest Drive, Suite 209
Columbia, Maryland  21046

Dear Mr. Rosato:

Reference is made to the Executive Employment Agreement, dated January 19, 2007, and amended August 26, 2008 (the “Employment Agreement”), between you and Fortress International Group, Inc. (formerly Fortress America Acquisition Corporation) (the “Company”).  Effective January 3, 2012, you resigned as the Chief Executive Officer of the Company and were elected Non-Executive Chairman of the Company’s Board of Directors.  The Company desires to retain your services as a consultant through March 31, 2012.  This letter agreement sets forth the terms of the termination of the Employment Agreement and your consulting arrangement with the Company.

1.           Employment Agreement.  You hereby acknowledge the Employment Period (as defined in the Employment Agreement) has been terminated by you and the Company by mutual consent in accordance with Section 5.4 of the Employment Agreement effective January 3, 2012 (the “Termination Date”).  You acknowledge that upon receipt of your salary through the Termination Date, (a) you will have received all payments, compensation and other benefits owed to you under the Employment Agreement, and (b) you are not entitled to any other payments, compensation, or other benefits from the Company under the Employment Agreement or otherwise except as set forth in this letter agreement or in connection with your service as Non-Executive Chairman of the Company’s Board of Directors. You further acknowledge that Section 1 and Sections 5 through 10 of the Employment Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of the Employment Period.

2.           Consulting Services.  You shall provide the Company with financial, strategic, business, operational, and other services as requested from time to time by the Company’s Chief Executive Officer until March 31, 2012.

3.           Fees.  In addition to any fees payable to you in connection with your service as Non-Executive Chairman of the Board of Directors, you shall receive a fee of $13,333.33 per month for the consulting services provided under Section 2 of this letter agreement until March 31, 2012.

Thomas P. Rosato
January 3, 2012

4.           Withholding.  The Company may withhold from any amounts payable under this letter agreement such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

5.           Governing Law.  This letter agreement will be governed by, construed and interpreted in accordance with, the laws of the State of Maryland, without regard to its principles of conflicts of laws.

6.           Amendments.  This letter agreement may not be modified or amended except by a writing signed by each of the parties hereto.

7.           Counterparts.  This letter agreement may be executed in two or more counterparts (including via facsimile), each of which will be deemed an original but all of which together will be considered one and the same agreement.

If this letter agreement correctly states your understanding, please sign and return one copy to the Company.

Sincerely,

FORTRESS INTERNATIONAL GROUP, INC.

By:	/s/ Anthony Angelini
Name: Anthony Angelini
Title: Chief Executive Officer

Accepted and agreed this 3rd day of January, 2012:

/s/ Thomas P. Rosato
Thomas P. Rosato